UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement.

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials.

☐	Soliciting Material Pursuant to §240.14a-12

TORTOISE POWER AND ENERGY INFRASTRUCTURE FUND, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

Explanatory Note

This Amendment No. 1 to the Definitive Proxy Statement filed jointly by each of Tortoise Energy Infrastructure Corporation (“TYG”), Tortoise Power and Energy Infrastructure Fund, Inc. (“TPZ”), Tortoise Midstream Energy Fund, Inc. (“NTG”), Tortoise Pipeline & Energy Fund, Inc. (“TTP”), Tortoise Energy Independence Fund, Inc. (“NDP”) and Ecofin Sustainable and Social Impact Term Fund (“TEAF”) (each a “Company” and collectively, the “Companies”) on June 24, 2022 (the “Original Filing”) is being filed to reflect the proper voting requirement with respect to Proposal No. 3 for TPZ only.

Except as specifically discussed in this Explanatory Note, this Amendment No. 1 does not otherwise modify or update any other disclosures presented in the Proxy Statement. In addition, this Amendment No. 1 does not reflect events occurring after the date of the Proxy Statement or modify or update disclosures that may have been affected by subsequent events.

AMENDMENT TO PROXY STATEMENT

The section “Required Vote” included under the heading of Proposal 3 for TPZ Only: A Shareholder Proposal which was originally set forth on page 23 of the Proxy Statement, is amended to read in its entirety as follows:

To be approved, the Shareholder Proposal must be approved by the affirmative vote of the holders of a majority of the votes cast in person at the annual meeting or represented by proxy so long as a quorum is present. Each TPZ common share is entitled to one vote on this proposal. For the purposes of the vote on this proposal, abstentions and broker non-votes (which occur when a broker has not received directions from customers and does not have discretionary authority to vote the customers’ shares), will not be counted as shares voted and will have no effect on the result of the vote.